Exhibit 99.1

1440 E. Missouri Av., Suite C-175 - Phoenix, AZ 85014

Phone: Arizona: (602) 264-1375 - Fax: (602) 264-1397

FOR IMMEDIATE RELEASE

Investor Relations: (602) 264-1375

SOUTHERN COPPER CORPORATION DECLARES CASH AND STOCK DIVIDENDS

January 27, 2012 – Southern Copper Corporation (SCC) (NYSE and LSE: SCCO) announced today a cash dividend of US$0.19 per share of common stock and a stock dividend of 0.0107 shares of common stock per share of common stock. The stock dividend will be paid with shares of common stock held in treasury by SCC and shares held in treasury on the record date will not be entitled to either the cash or stock dividend. SCC believes that the dividends will provide stockholders a return on their investment while SCC maintains a strong cash position. The cash and stock dividends are payable on February 28, 2012, to shareholders of record at the close of business on February 15, 2012.

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserves of the industry. We are a NYSE and Lima Stock Exchange listed company that is 80.9% owned by Grupo Mexico, a Mexican company listed on the Mexican Stock Exchange. The remaining 19.1% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico, Peru and conduct exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SOUTHERN COPPER CORPORATION

1440 E. Missouri Av., Suite C-175 - Phoenix, AZ 85014

Phone: Arizona: (602) 264-1375 - Fax: (602) 264-1397

www.southerncoppercorp.com